UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2009

ISLE OF CAPRI CASINOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri		63141
(Address of principal executive offices)		(Zip Code)

(314) 813-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On April 23, 2009, the registrant terminated the Lease, dated February 17, 2007, by and among the registrant, The Isle Casinos Limited, a wholly owned subsidiary of the registrant (the “Isle UK”), and Arena Coventry Limited (the “Coventry Lease”).  The termination was effected pursuant to a transaction in which the Isle UK transferred its interest in the Coventry Lease, along with approximately $11.2 million, to Arena Coventry (2006) Limited (the “Transferee”), a wholly owned subsidiary of Arena Coventry Limited.  Pursuant to a License to Assign Property, Arena Coventry Limited granted a license to the Isle UK to assign the Coventry Lease and released the Isle UK and the registrant from their obligations under the Coventry Lease.

A copy of the transfer documentation is attached hereto as Exhibit 99.1 and a copy of the License to Assign Property is attached hereto as Exhibit 99.2 and each is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 23, 2009, the Isle UK executed an agreement with Grosvenor Casinos Limited (the “Buyer”) providing for the sale of certain net assets of the Isle UK relating to the Company’s casino operations in Coventry UK in consideration for the Buyer’s payment of approximately $940,000, of which amount approximately $360,000 is to be paid at closing and the remainder will be paid over five years.  The transaction closed on April 23, 2009.  Following completion of this transaction, the registrant has no continuing casino operation in Coventry UK.

A copy of the asset purchase agreement is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 23, 2009, the finalization of the agreements referenced in Items 1.02 and 2.01 resulted in an approved plan to exit from the registrant’s casino operation in Coventry UK. The registrant expects the cash expenditures associated with the exit from the casino operation in Coventry UK described herein to be approximately $12 million in total, before consideration of cash proceeds from certain asset sales. The estimated $12 million in cash expenditures for exit costs includes the $11.2 million payment made by Isle UK in connection with the termination of the Coventry Lease and other exit costs including severance.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements of the Company include adjustments to the Company’s historical financial statements to reflect the disposition of certain net assets and the termination of the Company’s lease obligation relating to its Coventry, England casino operations under its subsidiary, The Isle Casinos Limited.

The historical financial information of the Company has been derived from the historical audited and unaudited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended April 27, 2008 and its Quarterly Report on Form 10-Q for the quarter ended January 25, 2009. The unaudited pro form balance sheet was prepared as if the disposition occurred as of January 25, 2009. The unaudited pro forma consolidated statements of operations for the fiscal years ended April 27, 2008, April 29, 2007 and April 30, 2006, and the nine months ended January 25, 2009, were prepared as if the asset disposition and lease termination occurred as of the 1st day of each presented period. The pro forma adjustments are based on factually supportable available information.

The unaudited pro forma statements presented do not purport to represent what the financial position or results of operations of the Company would have been had the transaction occurred on the dates noted

above, or to project the results of operations or financial position of the Company for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.

The unaudited pro forma consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of the Company included in the Annual Report on Form 10-K for the fiscal year ended April 27, 2008 and the quarterly Report on Form 10-Q for the quarter ended January 25, 2009.

The Company’s Unaudited Pro Forma Financial Information is attached hereto as Exhibit 99.4 and is incorporated by reference herein.

(d) Exhibits.

Exhibit No.	Description
99.1	Transfer of Whole of Registered Title
99.2	License to Assign Property
99.3	Agreement for the acquisition of certain of the assets and business of The Isle Casinos Limited, dated April 23, 2009, between The Isle Casinos Limited and Grosvenor Casinos Limited.
99.4	Isle of Capri Casinos, Inc. Unaudited Pro Forma Financial Information
99.5	Press Release, dated April 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: April 29, 2009	By:	/s/ Edmund L. Quatmann, Jr.

	Name:	Edmund L. Quatmann, Jr.
	Title:	Senior Vice President, General Counsel and Secretary